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                                                                   EXHIBIT 10.76


                                                             [ ] Employee's Copy
                                                             [ ] Company's Copy

                        PARACELSUS HEALTHCARE CORPORATION
                              EMPLOYMENT AGREEMENT

To JAMES G. VANDEVENDER

         This Agreement establishes the terms of your continued employment with Paracelsus Healthcare Corporation, Inc., a California corporation (the "Company") and reflects your new position as the Company's interim chief executive officer ("CEO").

EMPLOYMENT AND DUTIES    You and the Company agree to your employment as interim
                         CEO. In such position, you will report directly to the Company's Board of Directors (the "Board"). You agree to perform whatever duties the Board may assign you from time to time that are consistent with those of the CEO of a public company. During your employment, you agree to devote your full business time, attention, and energies to performing those duties (except as the Board otherwise agrees from time to time). On termination of this Agreement, you agree that you resign as an officer and director and from all other officer and director positions at the Company and subsidiaries.

                         You agree that, if the Company hires or promotes a new CEO during the Term but retains your services in some other capacity, your change in position by itself does not constitute termination without Cause and does not entitle you to any Severance, whether under this Agreement or otherwise. However, the hiring or promotion of a new CEO does not alter the Company's obligations to you under this Agreement, including those obligations described under the Salary, Benefits, Bonus, Payments on Termination, and Severance sections.

TERM OF EMPLOYMENT       Your employment under this Agreement begins as of July
                         1, 1999 (the "Effective Date") and, unless sooner terminated or extended, ends on December 31, 1999. The period running from the Effective Date to the applicable date in the preceding sentence is the "Term."


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COMPENSATION

         Salary The Company will pay you a salary (the "Salary") from the Effective Date at the rate of not less than $45,000 per month in accordance with its generally applicable payroll practices.

         Benefits During the Term, you will continue to be eligible to participate in employee benefit and fringe benefit plans and programs generally available to the Company's executive officers and such additional benefits as the Board may from time to time provide. In addition, during the Term, you will continue to be entitled to the following life insurance and disability coverages and fringe benefits:

                        Life        The Company will maintain for your benefit
                        Insurance   life insurance coverage with a face amount
                                    equal to three times the amount of your
                                    annual Salary as in effect from time to
                                    time; provided, however, that if the Company cannot obtain the full amount of such life insurance coverage at a reasonable cost, the Company may instead provide you with a lump sum death benefit, payable within 90 days following your death, in such amount as will, when added to any life insurance coverage the Company actually obtains, provide your beneficiary or beneficiaries with a net amount, after payment of any Federal and state income taxes, equal to the net, after-tax amount such beneficiary or beneficiaries would have received had the Company obtained the full amount of life insurance coverage provided for above. You will have the right to name and to change from time to time the beneficiary or beneficiaries under such life insurance coverage (and death benefits, if any). Such life insurance coverage (and death benefits, if any) will be in addition to any death benefits that may be payable under any accidental death and dismemberment plan, any separate business travel accident coverage, or any pension plan in which you may participate, and such coverage will also be in addition to any life insurance that you purchase for yourself.

                        Long-Term   If you become disabled (as defined in the
                        Disability  long-term disability plan the Company
                                    presently maintains), you are to receive disability benefits in an amount equal to 60% of your then annual Salary. Any amount payable under any


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                                    salary continuation plan (including any
                                    salary continuation provided under this
                                    Agreement) or disability plan maintained by the Company, and any amount payable to you or to your immediate family as a Social Security disability benefit or similar benefit will be counted towards the Company's fulfillment of such obligation. Disability benefits will be payable monthly beginning 30 days following disability and will continue until you are no longer disabled, or if earlier, until you reach age 65.

                       Vacations    You will be entitled to such paid vacation
                       and          time as you may reasonably take in your
                       Holidays     discretion so long as such vacation time
                                    does not interfere with the efficient
                                    discharge of your duties and
                                    responsibilities. You will be entitled to all holidays as listed annually in the Company's official holiday schedule.

                       Tax Return   The Company will provide you with the
                       Preparation; assistance of its regular auditors for the
                       Financial    preparation of your Federal and state tax
                       Advice       returns without charge to you. In addition,
                                    the Company will reimburse you up to $5,000 per year for the costs you incur for financial planning services .

                       Annual       The Company will reimburse you 100% of the
                       Physical     costs you incur in obtaining an annual
                                    comprehensive physical examination to be conducted by your choice of physician, clinic, or medical group located within a reasonable distance from your place of employment.

                                    Reimbursement for business expenses,
                                    including travel and entertainment, will be limited to reasonable and necessary expenses you incur on the Company's behalf in connection with performing duties on the Company's behalf and subject to (i) timely submission of a properly executed Company expense report form accompanied by appropriate supporting documentation, and
                                    (ii) compliance with Company policies and procedures governing business expense reimbursement and reporting based upon principles and guidelines established from time to time by the Board's Audit Committee, including periodic audits by the Company's Internal Audit Department and/or the Audit Committee.

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         Bonus               You will receive one but only one of the bonus
                             payments described below if the related event set forth below (a "Bonus Determination") is completed before December 31, 1999, with payment on the date of completion:

                             o Upon a sale of the Salt Lake facilities (Pioneer Valley Hospital, Salt Lake City Regional Medical Center, State Street Hospital, Davis Hospital Medical Center, Jordan Valley Hospital, and related operating Utah assets), a bonus of $125,000, plus 1% of the gross sales proceeds in excess of $306 million (excluding any payments for working capital included in the gross sales proceeds),

                             o Upon a sale of XXXXXXXXXXX, a bonus of $125,000, plus 1% of the gross sales proceeds in excess of XXXXXXX (excluding any payments for working capital included in the gross sales proceeds), *

                             o Upon a sale of all of the shares or assets of the Company, a bonus of $125,000, plus 1% of the total enterprise value (gross sales proceeds plus assumed funded indebtedness) in excess of $700 million,

                             o Upon a recapitalization and sale of at least $25 million of additional common stock in a private transaction (i.e., other than through a public offering), a bonus of $125,000, plus 1% of the total amount received in excess of $1.50 per common share sold (with appropriate adjustments for stock splits).

------------

TERMINATION              Subject to the provisions of this section, you and the
                         Company agree that it may terminate your employment, or you may resign, except that, if you voluntarily resign, you must provide the Company with 30 days' prior written notice (unless the Board has previously waived such notice in writing or authorized a shorter notice period).

         For Cause       The Company may terminate your employment for "Cause"
                         if you:

* Represents material that has been redacted pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Omitted material for which Confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

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                                   (i) commit an act of gross negligence or
                                   otherwise act with willful disregard for the Company's best interests;

                                   (ii) fail or refuse to perform any duties delegated to you that are consistent with the duties of similarly-situated executives or are otherwise required under this Agreement;

                                   (iii) seize a corporate opportunity for
                                   yourself instead of offering such opportunity to the Company; or

                                   (iv) are convicted of or plead guilty or no contest to a misdemeanor (other than a traffic violation) or felony, or, with respect to your employment, commit either a material dishonest act or common law fraud or intentionally violate any federal or state securities or tax laws.

                             Your termination for Cause will be effective immediately upon the Company's mailing or transmission of notice of such termination. Before terminating your employment for Cause under clauses
                             (i) - (iii) above, the Company will specify in writing to you the nature of the act, omission, refusal, or failure that it deems to constitute Cause and, if the Board considers the situation to be correctable, give you 30 days after you receive such notice to correct the situation (and thus avoid termination for Cause), unless the Company agrees to extend the time for correction. You agree that the Board will have the reasonable discretion to determine whether the situation is correctable and whether your correction is sufficient.

         Without Cause       Subject to the provisions below under Payments on
                             Termination, the Company may terminate your employment under this Agreement before the end of the Term without Cause. The termination will take effect 15 days after the Company gives you written notice.

         Payments on         If you resign or the Company terminates your
         Termination         employment with or without Cause or because of
                             disability or death or this Agreement expires, the Company will pay you any unpaid portion of your Salary pro-rated through the date of actual termination (and unless your termination is for Cause, any bonus payments (i) already determined by such date but not yet paid or (ii) whose Bonus
                             Determination occurs within 30 days of your actual termination), reimburse any substantiated but unreimbursed business expenses, pay any accrued and unused vacation time (to


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                             the extent consistent with the Company's policies),
                             and provide such other benefits as applicable laws or the terms of the benefits require. Except to the extent the law requires otherwise or as provided in the Severance paragraph, neither you nor your beneficiary or estate will have any rights or claims under this Agreement or otherwise to receive severance or any other compensation, or to participate in any other plan, arrangement, or benefit, after such termination or resignation.

         Severance           In addition to the foregoing payments, if before
                             the end of the Term, the Company terminates your employment without Cause, the Company will pay you severance equal to the Salary due between the date of termination and December 31, 1999, in a single lump sum, on your actual date of termination. The
                             Company will also, to the extent permissible by the terms of its benefit plans, insurance contracts, and applicable law and except as provided in the next sentence, cover you for a period of 36 months under the medical, accident, disability, and life insurance programs of the Company, or, if shorter, until you are provided a substantially equivalent benefit by a new employer. You acknowledge that such continued coverage may not be possible or practical and agree to accept in lieu of such coverage (i) payment by the Company of the premiums for the period indicated above on individual insurance policies either you or the Company obtain that provide substantially equivalent benefits or
                             (ii) if you are unable to obtain such coverage
                             (because you are uninsurable at commercially reasonable rates or, as with disability, because coverage may be unavailable if you are not working), one or more payments totaling 150% of the combined premium cost the Company paid on your behalf in 1999 (annualized) for any of those coverages under which you cannot participate after employment ends.

                             You are not required to mitigate amounts payable under the Severance paragraph by seeking other employment or otherwise. Expiration of this Agreement, whether because of notice of non-renewal or otherwise, does not constitute termination without Cause and does not entitle you to Severance.

NONCOMPETITION               You specifically agree that the noncompetition and
AND SECRECY                  confidentiality obligations referenced in ""10 and
                             12 of the Memorandum of Understanding among the Company, you, and certain others dated as of November 25, 1998 ("MOU") bar you from competition and


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                             disclosure or use of confidential information for
                             the periods stated or incorporated by reference and according to the terms of those paragraphs. You further specifically agree that, for 36 months after your employment ends, you will not become employed by or a consultant to the Dakota Clinic. You agree that you were separately and adequately compensated for the noncompetition obligations, that they are ancillary to the MOU and other agreements, and that they reasonably reflect the need for the Company to protect its business interests.

ASSIGNMENT                   The Company may assign or otherwise transfer this
                             Agreement and any and all of its rights, duties, obligations, or interests under it to any of the affiliates or subsidiaries of the Company. Upon such assignment or transfer, any such business entity will be deemed to be substituted for the Company for all purposes. You agree that assignment or transfer does not entitle you to Severance. This
                             Agreement binds and benefits the Company and its assigns and your heirs and the personal representatives of your estate. Without the Board's prior written consent, you may not assign or delegate this Agreement or any or all rights, duties, obligations, or interests under it.

SEVERABILITY                 If the final determination of an arbitrator or a
                             court of competent jurisdiction declares, after the expiration of the time within which judicial review
                             (if permitted) of such determination may be perfected, that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will be unimpaired, and the invalid or unenforceable term or provision will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

AMENDMENT; WAIVER            Neither you nor the Company may modify, amend, or
                             waive the terms of this Agreement other than by a written instrument signed by you and a director of the Company duly authorized by the Board. Either party's waiver of the other party's compliance with any provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement.


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WITHHOLDING                  The Company will reduce its compensatory payments
                             to you for withholding and FICA taxes and any other withholdings and contributions required by law.

GOVERNING LAW                The laws of the State of Texas (other than its
                             conflict of laws provisions) govern this Agreement.

NOTICES Notices must be given in writing by personal delivery, by certified mail, return receipt requested, by telecopy, or by overnight delivery. You must send or deliver your notices to the Company's corporate headquarters. The Company will send or deliver any notice given to you at your address as reflected on the Company's personnel records. You and the Company may change the address for notice by like notice to the others. You and the Company agree that notice is received on the date it is personally delivered, the date it is received by certified mail, the date of guaranteed delivery by the overnight service, or the date the fax machine confirms effective transmission.

SUPERSEDING EFFECT           Except as set forth below, this Agreement
                             supersedes any prior oral or written employment, severance, or fringe benefit agreements between you and the Company, other than with respect to your eligibility for generally applicable employee benefit plans and supersedes any other prior or contemporaneous negotiations, commitments, agreements, and writings, with respect to this Agreement, relating to the subject matter of this Agreement, except as specified in this Agreement.
                             All such other negotiations, commitments, agreements, and writings, with respect to this Agreement, will have no further force or effect;
                             and the parties to any such other negotiation, commitment, agreement, or writing will have no further rights or obligations thereunder.

                             Notwithstanding the previous paragraph, this
                             Agreement does not supersede or render invalid the following agreements into which you previously entered: (1) the MOU, as amended by the Derivative Settlement Agreement dated March 17, 1999, should that agreement become effective, except to the extent a matter specifically addressed in this Agreement conflicts with the MOU, in which event, this Agreement will control; (2) the Derivative Settlement Agreement dated March 17, 1999, except with respect to those conflicts referenced in subparagraph (1) of this paragraph; (3) the Class Action Memorandum of Understanding dated


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                             March 24, 1999; (4) the Stipulation of Settlement
                             dated May 11, 1999; (5) the Settlement Agreement referencing the Great American Insurance Company Policy bearing policy number DFX0009397; and (6) the VanDevender to Paracelsus Release of SERP Benefits dated as of December 3, 1998. This Agreement must not be construed to deprive you of any of your rights created or preserved in any agreement or order entered into after the Effective Date and relating to the settlement of the In re:
                             Paracelsus Securities Corp., the Caven, or the Orovitz litigation, unless such agreement or order specifically provides that this Agreement will control. This Agreement must not be construed to abrogate or render invalid any obligation or right of indemnification or advancement of costs or expenses that may be owed to you under any contract, the Company's Articles of Incorporation or Bylaws, California law, or Texas law or to alter any right created or preserved as part of the pending settlement of the In re: Paracelsus Securities Corp., the Caven, or the Orovitz litigation, unless such right is specifically altered by this Agreement. This Agreement does not impair the effectiveness of the release between the parties to this Agreement delivered to you on April 14, 1999, by Bank One as escrow agent.


If you accept the terms of this Agreement, please sign in the space indicated below. We encourage you to consult with any advisors you choose.


                                    PARACELSUS HEALTHCARE CORPORATION

                                    By:
                                        ----------------------------------------

                                                Name:
                                                      --------------------------

                                                Title:
                                                       -------------------------


I accept and agree to the terms of employment set forth in this Agreement:


---------------------------------
       James G. VanDevender

Dated:
       --------------------------


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